Exhibit 99.8

NEW MOTION, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2007

NEW MOTION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,989	$544
Accounts receivable, net of allowance for doubtful accounts of
$661 (unaudited) and $1,263, respectively	4,839	3,527
Prepaid income taxes	618	578
Prepaid expenses and other	739	167
Deferred income taxes	1,193	149
	21,378	4,965
PROPERTY AND EQUIPMENT	859	146
OTHER ASSETS
Acquisition costs, net	91	336
Deposits and other assets	57	47
Intangible asset	1,208	-
	1,356	383
TOTAL ASSETS	$23,593	$5,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,147	$2,870
Accrued expenses	1,716	837
Short-term note payable	89	-
Deferred income taxes	564	564
	4,516	4,271
LONG TERM LIABILITIES
Note payable	67	-
Minority interest in joint venture	135	-
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, par value $0.01, 100,000,000 authorized,
11,965,596 and 7,263,688 issued and outstanding, respectively	120	73
Additional paid-in capital	18,948	84
Retained earnings (accumulated deficit)	(193)	1,066
	18,875	1,223
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$23,593	$5,494

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

NEW MOTION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
NET SALES	$6,894	$3,884	$12,536	$6,962

COST OF SALES	1,494	156	2,220	219

GROSS PROFIT	5,400	3,728	10,316	6,743

EXPENSES
Selling and marketing	4,460	2,309	7,447	2,823
General and administrative	2,898	901	5,098	1,781
	7,358	3,210	12,545	4,604

INCOME (LOSS) FROM OPERATIONS	(1,958)	518	(2,229)	2,139

OTHER EXPENSE (INCOME)
Interest income	(153)	(9)	(239)	(9)
Interest expense	11	7	18	11
Other expense	-	5	21	29
	(142)	3	(200)	31
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	(1,816)	515	(2,029)	2,108

PROVISION (BENEFIT) FOR INCOME TAXES	(909)	201	(905)	597

INCOME (LOSS) BEFORE MINORITY INTEREST	(907)	314	(1,124)	1,511

MINORITY INTEREST, NET OF INCOME TAX	(20)	-	135	-

NET INCOME (LOSS)	(887)	314	(1,259)	1,511

NET INCOME (LOSS) PER SHARE:

Basic	$(0.08)	$0.04	$(0.12)	$0.21
Diluted	$(0.08)	$0.04	$(0.12)	$0.20

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	11,780,923	7,263,688	10,650,096	7,263,688
Diluted	11,780,923	7,750,426	10,650,096	7,750,426

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

NEW MOTION, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Six Months Ended June 30,
(Unaudited) (in thousands)

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,259)	$1,511
Adjustments to reconcile net income (loss) to net cash from operating activities:
Allowance for doubtful accounts	(602)	(392)
Depreciation and amortization	514	11
Stock-based compensation expense	472	-
Deferred income taxes	(1,044)	-
Minority interest in net income of consolidated joint venture, net of income tax	135	-
Changes in operating assets and liabilities:
Accounts receivable	(710)	(951)
Prepaid income taxes	(40)	-
Prepaid expenses	(562)	(38)
Deposits and other assets	(10)	-
Accounts payable	(723)	368
Accrued expenses	892	17
Net Cash (Used In) Provided By Operating Activities	(2,937)	526

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for Mobliss transaction	(36)	-
Purchase of property and equipment	(118)	-
Acquisition of Katazo assets	(970)	-
Net Cash Used In Investing Activities	(1,124)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable	(552)	(104)
Expenditures for equity financing	(470)	-
Issuance of warrants	57	-
Issuance of preferred stock	18,471	-
Net Cash Provided By (Used In) Financing Activities	17,506	(104)

NET CHANGE IN CASH	13,445	422
CASH AT BEGINNING OF PERIOD	544	350

CASH AT END OF PERIOD	$13,989	$772

NEW MOTION, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Six Months Ended June 30,
(Unaudited) (in thousands)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for interest and taxes	$(44)	$(396)
Non-cash financing and investing disclosure (certain non-
cash transactions are disclosed in the financial statement footnotes)
Acquisition of intangible assets by issuance of note payable	$(580)	$-

Acquisition of equipment by issuance of note payable	$(708)	$-
Extinguishment of note payable and accrued interest upon conversion of note payable into common stock	$593	$-

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

New Motion, Inc.
Condensed Consolidated Statement of Stockholders’ Equity
For the Period From January 1, 2006 to June 30, 2007
(Unaudited)
(in thousands, except share amounts)

									Additional
	Series A		Series B		Series D		Common		Paid-In	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance at January 1, 2006	-	$-	-	$-	-	$-	7,263,688	$73	$(63)	$389	$399

Stock-based compensation expense	-	-	-	-	-	-	-	-	147	-	147
Net income	-	-	-	-	-	-	-	-	-	677	677
Balance at December 31, 2006	-	-	-	-	-	-	7,263,688	73	84	1,066	1,223

Financing Costs related to reverse acquisition of MPLC	-	-	-	-	-	-	-	-	(576)	-	(576)
Issuance of Series A Preferred (Note 5)	1	-	-	-	-	-	-	-	3,500	-	3,500
MPLC Common Exchange (Note 5)	-	-	-	-	-	-	250,000	3	(3)	-	-
Issuance of Series B Preferred (Note 5)	-	-	650	-	-	-	-	-	6,500	-	6,500
Issuance of Series D Preferred (Note 5)	-	-	-	-	8,333	1	-	-	9,999	-	10,000
Equity issuance costs related to issuance of preferred stock	-	-	-	-	-	-	-	-	(1,529)	-	(1,529)
Stock-based compensation expense	-	-	-	-	-	-	-	-	194	-	194
Value of warrants issued (Note 7)	-	-	-	-	-	-	-	-	57	-	57
Reverse split and conversion (Note 5)	(1)	-	(650)	-	(8,333)	(1)	4,166,658	42	(41)	-	-
Net loss	-	-	-	-	-	-	-	-	-	(372)	(372)
Balance at March 31, 2007	-	-	-	-	-	-	11,680,346	118	18,185	694	18,997

Conversion of IVG Note (Note 4)	-	-	-	-	-	-	172,572	1	592	-	593
Issuance of shares for odd lot rounding after Reverse Split	-	-	-	-	-	-	112,678	1	(1)	-	-
Financing Costs related to reverse acquisition of MPLC	-	-	-	-	-	-	-	-	(106)	-	(106)
Stock-based compensation expense	-	-	-	-	-	-	-	-	278	-	278
Net loss	-	-	-	-	-	-	-	-	-	(887)	(887)
Balance at June 30, 2007	-	$-	-	$-	-	$-	11,965,596	$120	$18,948	$(194)	$18,875

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

Note 1 -Background and Basis of Presentation

Business

New Motion, Inc. (“New Motion” or the “Company”) and its wholly-owned operating subsidiary New Motion Mobile, Inc. (“New Motion Mobile” and collectively “New Motion” or the “Company”) is a digital entertainment company headquartered in Irvine, California. The Company provides a wide range of digital entertainment products and services, using the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies. The Company’s product and service portfolio includes contests, games, ringtones, screensavers and wallpapers, trivia applications, fan clubs and voting services, blogs and information services.

The Company’s business is focused on three strategic service lines - digital music, casual games and interactive contests. These distinct service lines consist of a broad array of properties, including MobileSidewalk™, RingtoneChannel and Bid4Prizes. MobileSidewalk™ is a U.S.-based mobile entertainment company, RingtoneChannel is a mobile storefront provider, and Bid4Prizes is a low-bid mobile auction game. Other products include, among others, “MobileSidewalk’s Music Trivia,” “Ringtone Club” and “Gator Arcade.” The Company focuses on selectively increasing its application portfolio with high-quality, innovative applications. The Company’s growing portfolio of mobile entertainment and Internet media services are based primarily on internally generated content, such as MobileSidewalk’s Music Trivia and Bid4Prizes. Internally generated content generates the majority of the Company’s revenue. The Company also licenses some identifiable content, such as ringtones, wallpapers and images from third parties to whom it generally pays a licensing fee on a per-download basis.

The monthly end user subscription fees for the Company’s wireless entertainment products and services generally range from $3.99 to $9.99. Across all of its applications, the median subscription term of the Company’s users is approximately three and a half months. Premium downloads offered on an a-la-carte basis range from $0.99 to $5.99. The Company generates 95% of its revenues on a subscription basis versus 5% on an a-la-carte basis.

History

New Motion, formerly known as MPLC, Inc., and prior to MPLC, Inc. as The Millbrook Press, Inc. was incorporated under the laws of the State of Delaware in 1994. Until 2004, the Company was a publisher of children’s nonfiction books for the school and library market and the consumer market under various imprints. As a result of market factors, and after an unsuccessful attempt to restructure its obligations out of court, on February 6, 2004, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Connecticut (the “Bankruptcy Court”). After filing for bankruptcy, the Company sold its imprints and remaining inventory and by July 31, 2004, had paid all secured creditors 100% of amounts owed. At this point in time, the Company was a “shell” company with nominal assets and no material operations. Beginning in January 2005, after the Bankruptcy Court’s approval, all pre-petition unsecured creditors had been paid 100% of the amounts owed (or agreed) and all post petition administrative claims submitted had been paid. In December 2005, $0.464 per eligible share was available for distribution and was distributed to stockholders of record as of October 31, 2005. The bankruptcy proceedings were concluded in January 2006 and no additional claims were permitted to be filed after that date.

New Motion Mobile was formed in March 2005 and subsequently acquired the business of RingtoneChannel, an Australian aggregator of ringtones in June 2005. RingtoneChannel was originally incorporated on February 23, 2004. In 2004, RingtoneChannel began to sell ringtones internationally and then launched its first ringtone subscription service in the U.S. in February 2005. In August 2005, the New Motion Mobile launched its first successful text message campaign incorporating music trivia. In March of 2006, New Motion Mobile partnered with GoldPocket Wireless, a leading provider of mobile technology solutions for media and entertainment companies, to enhance the proficiency and performance of its mobile service offering.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

On October 24, 2006, the Company and certain stockholders entered into a Common Stock Purchase Agreement with Trinad Capital Master Fund, Ltd. (“Trinad”), pursuant to which the Company agreed to redeem 23,448,870 shares of the Company’s Common Stock from existing stockholders and sell an aggregate of 69,750,000 shares of the Company’s Common Stock, representing 93% of the Company’s issued and outstanding shares of Common Stock, to Trinad in a private placement transaction for aggregate gross proceeds of $750,000.

On January 19, 2007, New Motion Mobile entered into an agreement with Index Visual & Games, Ltd. (“IVG”) to purchase certain specified assets of Mobliss, a provider of proprietary applications, delivery systems, and platforms for wireless devices. In return for these assets, the Company issued to IVG a convertible promissory note (the “IVG Note”). Mobliss has direct networking and billing connectivity with carriers for executing large-scale SMS campaigns and distributing mobile content to a wide array of mobile devices across multiple carrier networks in the US and Canada. The primary strategic objective of this purchase is to allow the Company to more efficiently manage its business and operations by enabling it to directly bill and collect from mobile carriers, thus eliminating the fees associated with using third party billing processors and expediting the collection of open carrier receivables. This purchase will also enable the Company to better serve its customers and end users by expediting the time in which it reacts to changes in the marketplace.

Also on January 19, 2007, New Motion Mobile entered into an agreement with IVG to create an Asian-themed mobile entertainment portal, the first major endeavor of its kind in the North American off-deck arena. This new direct-to-consumer service provides an opportunity for New Motion to tap into a new market with Asian-themed content, delivering sophisticated mobile products. The joint venture is to be registered under the name The Mobile Entertainment Channel Corporation (“MEC”) and will assist New Motion in expanding its service offerings by partnering with IVG, a leading global player in the interactive games and mobile space.

In February, 2007, New Motion Mobile completed an exchange transaction (the “Exchange”) pursuant to which it merged with a publicly traded company, MPLC, Inc., so that New Motion Mobile became a publicly traded company, trading under the ticker “MPNC” on the Over-The-Counter Bulletin Board. In connection with the Exchange, the Company raised gross proceeds of approximately $20 million in equity financing through the sale of its Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

After receiving approval by written consent of holders of a majority of all classes of its common and preferred stock and the approval of such holders voting together and as a single class, on May 2, 2007, the Company filed a certificate of amendment to its restated certificate of incorporation with the Delaware Secretary of State to effect the following corporate actions: (i) increase the authorized number of shares of its Common Stock from 75,000,000 to 100,000,000, (ii) change its corporate name to New Motion, Inc. from MPLC, Inc., and (iii) effect a 1-for-300 reverse split. In connection with these corporate actions, the Company also changed its ticker to “NWMO” on the Over-The-Counter Bulletin Board.

On April 1, 2007, the Company entered into a Binding Letter of Intent (the “LOI”) with Opera Telecom USA (“Opera”) to purchase the following identified and specified assets: (1) the domain name www.katazo.com, (2) website html code and graphics, (3) access to a content management system, (4) a subscriber list, and (5) prepaid short codes. The Company purchased the assets for $970,000 in cash. The closing of the asset purchase occurred on May 25, 2007.

In accordance with the terms of the IVG Note, on June 15, 2007, IVG converted all outstanding principal and accrued interest on the IVG Note into 172,572 shares of common stock at a conversion price of $3.44 per share, the fair market value of the Company’s stock on the date of issuance of the IVG Note.

Interim Financial Information

The Company’s condensed balance sheet as of December 31, 2006 has been derived from audited financial statements and the interim condensed consolidated financial statements have been prepared from the records of the Company without audit. The Company’s unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. In the opinion of management, all adjustments, which consist of only normal recurring adjustments to present fairly the financial position at June 30 2007, and the results of operations and cash flows for the three- and six-months ended June 30, 2007 and 2006, respectively, have been made. These interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for each of the two years in the period ended December 31, 2006 contained in the Company’s Annual Report on Form 10−KSB filed with the SEC on April 2, 2007. The results of operations for the three- and six-months ended June 30, 2007 are not necessarily indicative of the results to be expected for any other interim period or for the full fiscal year.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of RingtoneChannel from its inception in February 2004 and the accounts of New Motion Mobile from its inception in March 2005. All significant intercompany balances and transactions have been eliminated in consolidation. The Company has focused its efforts on the high-growth opportunities in the United States market with less focus on the international market that was historically Ringtone Channel’s business. As such, by September 2006, the operations of RingtoneChannel were essentially blended into the operations of New Motion and the Company began the process for the eventual dissolution of the RingtoneChannel legal entity.

Beginning in the first quarter of 2007, the Company’s consolidated financial statements also include the accounts of the Company’s Mobile Entertainment Channel Corporation (“MEC”) joint venture. On January 19, 2007, the Company entered into a Heads of Agreement with Index Visual & Games Ltd. (“IVG”) setting forth the terms of the joint venture to distribute IVG content within North America and to manage and service the Mobliss, Inc. (“Mobliss”) assets acquired from IVG. In accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) - an interpretation of ARB No. 51,” the results of MEC have been consolidated with the Company’s accounts because the Company (i) currently controls the joint venture’s activities, (ii) will share equally in any dividends or other distributions made by the joint venture, and (iii) expects to fund the joint venture and absorb the expected losses for the foreseeable future. The Company owns a 49% stake and IVG owns a 51% stake in the joint venture. As a result of the consolidation, the minority interest liability on the Company’s balance sheet represents IVG’s interest in operating results of the joint venture.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the recognition of revenue and related chargebacks and other credits, realizability of accounts receivable, recoverability of long-lived assets, valuation of stock options and deferred taxes. Actual results could materially differ from those estimates.

Risks and Uncertainties

The Company operates in industries that are subject to intense competition, government regulation and rapid technological change. The Company’s operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

Fair Value of Financial Instruments

The carrying amounts of current assets and liabilities are carried at historical value. Due to the relatively short maturity of these items, historical values are a reasonable estimate of their fair values.

Foreign Currency Risk

The Company has conducted a small amount of sales activity in Australia which is collected by its billing partner in Australian currency and remitted to the Company in the U.S. In addition, the Company’s subsidiary in Australia conducts its business in its local currency. The Company has experienced insignificant foreign exchange gains and losses to date without engaging in any hedging activities.

The Company’s foreign operations’ functional currency is the applicable local currency. Assets and liabilities for these foreign operations are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are reflected in the statement of operations.

Concentration of Credit Risk

The Company is currently utilizing several billing partners in order to provide content and subsequent billings to its customers. These partner companies have not had long operating histories in the U.S. or operations with traditional business models. These companies face a greater business risk in the market place, due to a constant evolving business environment that stems from the infancy of the U.S. mobile content industry.

The following table reflects the concentration of sales and accounts receivable with these customers:

	For the Six Months		For the Three Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Significant Customers:
Revenue
Customer A	10%	64%	8%	48%
Customer B	-%	13%	-%	9%
Customer C	85%	23%	85%	43%
Other Customers	5%	-%	7%	-%

	June 30,	Dec. 31,
	2007	2006
Significant Customers:
Accounts receivable
Customer A	11%	18%
Customer B	-%	11%
Customer C	81%	70%
Other Customers	8%	1%

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company makes estimates for future refunds, charge backs or credits, and provides for these probable uncollectible amounts through a credit to a valuation allowance and a reduction of recorded revenues in the period for which the sale occurs based on analyses of previous rates and trends, which have historically varied between 10% and 17% of gross revenue. This reserve is reconciled once a carrier remits total payment to the Company’s aggregator, who subsequently remits payments to the Company, usually between 90 to 180 days after billing. Balances that are still outstanding and deemed uncollectible after management has performed this reconciliation are written off through a charge to the valuation allowance and a credit to trade accounts receivable. The Company has an arrangement with its aggregators that allows for the collection of 70% of the outstanding receivable from the aggregator within 30 days, instead of waiting the 90 to 180 days for the final carrier confirmation of the receivable. The Company believes that the reserve established against the accounts receivable balance is adequate to cover any credits and charge backs from the carrier and that the Company will not be required to repay any amounts to the aggregator.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

Property and Equipment

The Company provides for depreciation using the straight-line method over the estimated useful lives of its property and equipment, ranging from three to five years. Repairs and maintenance expenditures that do not significantly add value to property and equipment, or prolong its life, are charged to expense, as incurred. Gains and losses on dispositions of property and equipment are included in the operating results of the related period.

Intangible Assets Measurement and Recognition

For intangible assets acquired, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company recognizes and measures the intangible asset acquired based on its fair value, or in the case of a group of intangible assets acquired, based on each asset’s relative fair value. The Company uses a range of valuation methodologies, including performing discounted cash flow analysis, to value acquired intangible assets. Discounted cash flow analysis requires assumptions about the timing and amount of future cash inflows and outflows, risk, the cost of capital, and terminal values. Each of these factors can significantly affect the value of the intangible asset. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require management’s judgment. Any changes in key assumptions about our businesses and their prospects, or changes in market conditions, could result in an impairment charge. Some of the more significant estimates and assumptions inherent in the intangible asset valuation process include: the timing and amount of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal or regulatory trends.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets to be disposed of, if any, would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. For each of the periods reported herein, the Company’s management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue which could result in impairment of long-lived assets in the future.

Stock-Based Compensation

The Company has historically utilized the fair value method of recording stock-based compensation as contained in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended, whereby, compensation expense is measured at the grant dated based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of stock options is estimated on the grant date using the Black-Scholes option pricing model.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No.123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. One such change was the elimination of the minimum value method, which under SFAS No. 123 permitted the use of zero volatility when performing Black-Scholes valuations. Under SFAS No. 123(R), companies are required to use expected volatilities derived from the historical volatility of the company’s stock, implied volatilities from traded options on the company’s stock and other factors. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

The provisions of SFAS No. 123(R) were effective for and adopted by the Company as of January 1, 2006. As the Company was using the fair market value accounting for stock based compensation pursuant to SFAS No. 123, the adoption of SFAS No. 123(R) was made using the modified prospective method. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated under SFAS No. 123.

Since the Company had previously recorded stock compensation expense under the fair value method prescribed by SFAS No. 123, the adoption of SFAS No. 123(R) did not have a significant impact on the Company’s results of operations, income taxes or earnings per share.

The Company estimates stock option forfeiture rates based on historical trends of its employees.

Revenue Recognition

The Company recognizes revenue from the sale or subscription of its applications to wireless subscribers under distribution agreements with wireless carriers and other distributors in the period in which the applications are purchased or over the period in which the applications are subscribed, assuming that: fees are fixed and determinable; we have no significant obligations remaining; and collection of the related receivable is reasonably assured. The Company makes estimates and creates reserves for future refunds, charge backs or credits in the period for which the sale occurs based on analyses of previous rates and trends, which have historically varied between 10% and 17% of gross revenue. This reserve is reconciled once a carrier remits total payment to the Company’s aggregator, who subsequently remits payment usually 90 to 180 days after billing. Management reviews the revenue by carrier on a monthly basis and gross billings on a daily basis to identify unusual trends that could indicate operational, carrier or market issues which could lead to a material misstatement in any reporting period. Additionally, on a weekly basis, management monitors cash settlements made by carriers to the aggregators. The Company’s policy is to record differences between recognized revenues and actual revenue in the next reporting period once the actual amounts are determined. To date, differences between estimates and ultimate reconciled revenues have not been significant.

Revenue earned from certain aggregators may not be reasonably estimated. In these situations, the Company’s policy is to recognize revenue upon the receipt of a carrier revenue report, which usually is received just prior to actual cash collection (i.e., on a cash basis). These revenue amounts are not significant.

In accordance with Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” the Company recognizes as revenue the net amount the wireless carrier or distributor pays to the Company upon the sale of applications, net of any service or other fees earned and deducted by the wireless carrier or distributor. The Company has evaluated its wireless carrier and distributor agreements and has determined that it is not the principal when selling its applications through wireless carriers.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

Software Development Costs

The Company accounts for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” Costs incurred in the research and development of software products and enhancements to existing software products are expensed until the time when technological feasibility is established. Costs incurred from that point through the point the product is available for general release to customers are capitalized. Under the Company’s current practice of developing new applications, the technological feasibility of the underlying software is not established until substantially all product development is complete, which generally includes the development of a working model. As a result, to date, the Company has not capitalized any costs relating to its application development because the costs incurred after the establishment of technological feasibility of applications have not been significant.

Advertising and Marketing Expense

The Company expenses advertising and marketing costs as incurred. For the six months ended June 30, 2006 and 2007, advertising and marketing expenses were $2,823,000 and $7,447,000, respectively. For the quarters ended June 30, 2006 and 2007, advertising and marketing expenses were $2,309,000 and $4,460,000, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The Company provides a valuation allowance against a portion of its deferred tax assets. In assessing the realization of deferred tax assets, management weighs the positive and negative evidence to determine if it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the appropriate tax jurisdiction. A decrease in the Company’s valuation allowance would result in an immediate material income tax benefit, an increase in total assets and stockholder's equity and could have a significant impact on earnings in future periods.

The Company’s estimate of the value of its tax reserves contains assumptions based on past experiences and judgments about the interpretation of statutes, rules and regulations by taxing jurisdictions. It is possible that the ultimate resolution of these matters may be greater or less than the amount that the Company estimated. If payment of these amounts proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period in which it is determined that the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes —an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financials statements uncertain tax positions that it has taken or expects to take on a tax return, including a decision whether to file or not to file a return in a particular jurisdiction. Under the Interpretation, the financial statements must reflect expected future tax consequences of these positions presuming the taxing authorities’ full knowledge of the position and all relevant facts. The Interpretation also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. This Interpretation is effective for fiscal years beginning after December 15, 2006.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

The Company and its subsidiaries file income tax returns in the U.S. and Australian federal jurisdictions and the state of California jurisdiction. The Company is subject to U.S. and Australia federal examinations and California state examinations by tax authorities. The statute of limitations for 2005 and 2006 in all jurisdictions remains open and are subject to examination by tax authorities.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, the Company recognized no change in the liability for unrecognized tax benefits. The Company does not have any unrecognized tax benefits as of January 1, 2007, and June 30, 2007.

Included in the balance at January 1, 2007, are $0 of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to taxing authorities to an earlier period. Also included in the balance at January 1, 2007, are $0 of unrecognized tax benefits that, if recognized, would impact the effective tax rate. As a result of (insert issue, if applicable), the Company expects no adjustment to its amount of unrecognized tax benefits during 2007.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company had no amount accrued for the payment of interest and penalties accrued at June 30, 2007.

For the six-months ended June 30, 2007, the Company has a benefit for income taxes of approximately $905,000. This represents a current tax benefit for the Company of $1,044,000, offset by a tax provision of $139,000 for its consolidated joint venture entity, MEC. For the three months ended June 30, 2007, the Company has a benefit for income taxes of approximately $909,000. This represents a current tax benefit for the Company of $889,000 and a tax benefit of $20,000 for the Company’s consolidated joint venture entity, MEC.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing reported earnings by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the effect, if any, of the potential issuance of additional shares of common stock as a result of the exercise or conversion of dilutive securities, using the treasury stock method. Potential dilutive securities for the Company include outstanding stock options, warrants and convertible debt.

New Accounting Pronouncements

In February 2007, FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”), which gives companies the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. FAS 159 is effective for financial statements issued for fiscal year beginning after November 15, 2007. The Company does not expect adoption of FAS 159 will have a material impact on our consolidated results of operations or financial position.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, the standard is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Early adoption for interim or annual periods for which financial statements or interim reports have not been issued is permitted. The Company does not expect adoption of FSP EITF 00-19-2 will have a material impact on its consolidated results of operations or financial position.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

Note 3 - Transactions with IVG

Purchase of Mobliss Assets and IVG Note

On January 19, 2007, the Company entered into an Asset Purchase Agreement with IVG, pursuant to which the Company purchased from IVG certain mobile associated assets of Mobliss, Inc. (“Mobliss”). These assets do not constitute substantially all of the assets or the ongoing business of Mobliss and thus will be accounted for at cost consistent with the purchase of specific assets and not the acquisition of a business. The Company purchased the assets specified in the Asset Purchase Agreement through the issuance to IVG of the IVG Note with an aggregate principal amount of up to $2,320,000. Pursuant to the terms of the Asset Purchase Agreement, on January 19, 2007, the Company consummated the initial closing of the acquisition wherein the Company issued the IVG Note in the principal amount of $500,000 to IVG and received all of the assets to be purchased under the Asset Purchase Agreement, other than certain cellular carrier connection contracts described under the Asset Purchase Agreement. On January 26, 2007, the Company increased the principal amount of the IVG Note by $580,000 to $1,080,000 as payment for the assignment of one of the cellular carrier connection contracts listed in the Asset Purchase Agreement. On February 26, 2007, the Company repaid $500,000 of the IVG Note.

The IVG Note bore interest at the rate of 5% per annum accruing from the time amounts were advanced thereunder and matured on the earlier of November 30, 2007 or 30 days after delivery by IVG of written notice to the Company demanding payment. Prior to repayment, IVG could convert the IVG Note into shares of common stock at a conversion price of $3.44 per share, the fair market value of the Company’s common stock on the date of issuance of the IVG Note. The IVG Note was also automatically convertible into shares of common stock at a conversion price of $3.44 upon the date that the common stock was listed on the New York Stock Exchange, American Stock Exchange, Nasdaq Global Market or Nasdaq Capital Market. The Company granted IVG piggyback registration rights for the shares issuable upon conversion of the IVG Note. In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company accounted for the IVG Note as short-term debt and did not separately value the convertibility feature of the IVG Note because (i) this option was contingent upon a future undeterminable event, (ii) the number of shares to be issued was not determinable until the future event occurred and (iii) the derivative component of the IVG Note is embedded and not detachable from the IVG Note.

In accordance with the terms of the IVG Note, on June 15, 2007, IVG converted all outstanding principal and accrued interest on the IVG Note into 172,572 shares of common stock at a conversion price of $3.44 per share, the fair market value of the Company’s stock on the date of issuance of the IVG Note. In accordance with SFAS 84, “Induced Conversions of Convertible Debt (An Amendment of APB Opinion No. 26),” the Company has not recognized a gain or loss upon the conversion of the IVG Note because the conversion was pursuant to original conversion terms, such that the debt was extinguished in exchange for equity pursuant to a preexisting contract that was already recognized in the Company’s financial statements.

Mobile Entertainment Channel Corporation

Concurrent with the signing of the Asset Purchase Agreement with IVG, the Company also entered into a Heads of Agreement with IVG, setting forth the terms of a joint venture with IVG to distribute IVG content within North America and to manage and service the assets acquired under the Asset Purchase Agreement. The joint venture, The Mobile Entertainment Channel Corporation (“MEC”), is a Nevada corporation in which the Company will own a 49% stake and IVG will own a 51% stake. The joint venture is to be managed by a three-member board, with each party designating one member and both parties mutually designating the third member of the board. The Company will enter into a management services agreement with the joint venture pursuant to which it will pay the joint venture a management fee equal to the purchase price paid under the Asset Purchase Agreement, or $1,080,000, for management services rendered by the joint venture. The Company made an advance payment on the management fee of $500,000 on March 12, 2007, with the remainder of the management fee payable in quarterly installments, through June 30, 2008. Beyond any advance payments, each quarterly management fee payment made by the Company to the joint venture will equal 10% of the revenue generated from the assets the Company acquired from IVG. The joint venture has been established and the Company is in the process of evaluating, with IVG, various Asian-themed content for placement in the joint venture.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

The Company’s condensed consolidated financial statements include the accounts of the MEC joint venture. In accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) - an interpretation of ARB No. 51,” the results of MEC have been consolidated with the Company’s accounts because the Company (i) currently controls the joint venture’s activities, (ii) will share equally in any dividends or other distributions made by the joint venture, and (iii) expects to fund the joint venture for the foreseeable future. The consolidation of MEC reflects the elimination of all intercompany transactions. MEC is reflected with the following balances in the Company’s consolidated balance sheet at June 30, 2007: current assets of $409,000 and current liabilities of $139,000. MEC’s results of operations are reflected in the Company’s consolidated statement of operations for the six months ended June 30, 2007 as minority interest of $135,000, net of provision for income tax of $139,000 and for the three months ended June, 2007 as minority interest of $(20,000), net of a benefit for income tax of $20,000. The minority interest reflects our joint venture partner’s portion of MEC’s net income or loss for the period.

Note 4 - Purchase of Katazo Assets

On April 1, 2007, the Company entered into a Binding Letter of Intent (the “LOI”) with Opera Telecom USA (“Opera”) to purchase the following identified and specified assets: (1) the domain name www.katazo.com, (2) website html code and graphics, (3) access to a content management system, (4) a subscriber list, and (5) prepaid short codes. The Company purchased the assets for $970,000 in cash. The closing of the asset purchase occurred on May 25, 2007. Both parties expect to execute a more complete written agreement to supersede the LOI. According to the terms of the LOI, The Company may terminate the LOI or final agreement in the event that the total number of billable subscribers is reduced by more than 15% during any 30-day period between April 1, 2007 and June 30, 2007. According to the LOI, there is no limit to the time the Company can take to assess whether to terminate the LOI or final agreement. In the event of termination, the purchase price will be refunded to the Company, less any amounts the Company has collected from the assets. In accordance with APB Opinion No. 16, “Business Combinations” and EITF 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business,” the Company has determined that the purchase of assets was not a purchase of a business. The Company has also evaluated the specified assets and, in accordance with SFAS 142, “Goodwill and Other intangible Assets,” has allocated the cost of the acquisition to the individual assets based on their relative fair values, without any goodwill. In addition, the Company is amortizing the amortizable identified intangible assets based on their respective useful lives, ranging from five months to eighteen months.

Note 5 - Intangible Assets

The Company’s intangible assets consist of a cellular carrier connection contract acquired pursuant to the Asset Purchase Agreement with IVG and a subscriber list and certain other assets (the “Katazo assets) acquired from Opera. The gross carrying amount of the Company’s intangible assets totals $1,540,000 and as of June 30, 2007 the accumulated amortization applicable to the intangible assets was $332,000, resulting in a net carrying amount of $1,208,000. The amortizable intangible assets acquired are being amortized over periods of five to 18 months.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

Note 6 - Debt

In addition to the IVG Note, which was subsequently converted into the Company’s common stock (see “Note 3 - Transactions with IVG”), the Company also has a note payable due to Oracle for hardware and software purchases made on February 28, 2007. The term of the note is two years and interest charged there under is approximately 8% per annum.

Note 7 - Earnings per Share

The computational components of basic and diluted earnings per share are as follows:

	For the Six Months Ended		For the Three Months Ended
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
EPS Denominator:
Basic weighted average shares	10,650,096	7,263,688	11,780,923	7,263,688
Effect of dilutive securities	-	486,738	-	448,933
Diluted weighted average shares	10,650,096	7,750,428	11,780,923	7,712,621

EPS Numerator (effect on net income):
Basic weighted average earnings	$(1,259,000)	$1,511,000	$(887,000)	$314,000
Effect of dilutive securities	-	3,000	-	3,000
Diluted weighted average earnings	$(1,259,000)	$1,514,000	$(887,000)	$317,000

Earnings per share:
Basic weighted average earnings	$(0.12)	$0.21	$(0.08)	$0.04
Effect of dilutive securities	-	(0.01)	-	-
Diluted weighted average earnings	$(0.12)	$0.20	$(0.08)	$0.04

For comparative purposes, the 7,263,688 shares of outstanding common stock of the Company, after the recapitalization has been retroactively and consistently applied throughout all periods presented for the purposes of earnings per share calculations.

Common stock underlying outstanding options, convertible securities and warrants were not included in the computation of diluted earnings per share for the three- and six-months ended June 30, 2007, because their inclusion would be antidilutive when applied to the Company’s net loss per share. For the three- and six months ended June 30, 2007, the Company’s weighted average shares outstanding includes the effects of (i) 1,200,000 common shares as of January 19, 2007, after the conversion of the Series A Preferred Stock, (ii) 1,300,000 common shares as of February 12, 2007, after the conversion of the Series B Preferred Stock, (iii) 250,000 common shares which were issued and outstanding shares of MPLC immediately prior to the Exchange as of February 12, 2007, (iv) 1,666,658 common shares as of March 6, 2007, after the conversion of the Series D Preferred Stock, (v) 172,572 common shares as of June 15, 2007, after the conversion of the IVG Note, and (vi) 112,678 common shares issued for odd lot rounding in connection with the Reverse Split.

Under the treasury stock method, options to purchase 448,934 shares of common stock and notes convertible into 37,804 shares of common stock were included in the computation of diluted earnings per share for the six months ended June 30, 2006 because their exercise or conversion prices were less than the fair value of the common shares and therefore are dilutive.

Note 8 - Stockholders’ Equity

RingtoneChannel was incorporated on February 23, 2004 with authorized common stock of 100 shares at $1 par value. New Motion Mobile was incorporated on March 21, 2005 with an authorized common stock of 10,000,000 shares at $.001 par value. As discussed in Note 1, RingtoneChannel was transferred to New Motion Mobile from BroadSpring, under common ownership with New Motion Mobile. Accordingly, New Motion Mobile from its inception was considered to be a continuation of the RingtoneChannel business. In connection with this transfer, New Motion Mobile issued 1,000,000 shares to its stockholders in May 2005 in return for $100,000 in proceeds and then paid $90,000 of these proceeds back to BroadSpring for all the outstanding shares of RingtoneChannel. The change in the equity structure of New Motion Mobile at the time of the transfer was a recapitalization with net proceeds of $10,000 but no change in the percentage of ownership amongst the stockholders. In June 2005, the Board of Directors of New Motion Mobile approved a 5 for 1 stock split, thus increasing issued and outstanding common stock to 5,000,000 shares.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

On January 31, 2007, New Motion Mobile entered into an exchange agreement with MPLC (now called New Motion, Inc.) and Trinad Capital Master Fund, Ltd. The closing of the Exchange occurred on February 12, 2007. At the closing, MPLC acquired all of the outstanding shares of the capital stock of New Motion Mobile. In exchange for the stock, MPLC issued to New Motion Mobile’s stockholders 500,000 shares of MPLC’s Series C Convertible Preferred Stock, par value $0.10 per share (the “Series C Preferred Stock”), which was subsequently converted into 7,263,688 shares of MPLC’s common stock on May 2, 2007. After the Exchange, the stockholders of MPLC immediately prior to the Exchange owned 250,000 post-Reverse Split common shares of the Company.

On May 2, 2007 MPLC filed an amendment to its restated certificate of incorporation with the Secretary of State of the State of Delaware, to change its corporate name to New Motion, Inc. from MPLC, Inc., to increase the authorized shares of common stock from 75 million to 100 million and to effect a 1-for-300 reverse stock split (the “Reverse Split”). These matters were approved by the requisite vote of the stockholders of the Company on March 15, 2007. As such, for comparative purposes, the 7,263,688 shares of outstanding common stock of the combined entity, after recapitalization and the 1-for-300 Reverse Split, has been retroactively applied to January 1, 2006 and consistently applied throughout all periods presented.

In conjunction with the exchange transaction, the Company issued one share of its Series A Preferred Stock on January 19, 2007, 650 shares of its Series B Preferred Stock on February 12, 2007 and 8,333 shares of its Series D Preferred Stock on March 6, 2007 for aggregate gross proceeds to the Company of approximately $20 million. Upon effectiveness of the Reverse Split, on May 2, 2007, the one share of Series A Preferred Stock automatically converted into 1,200,000 shares of common stock, the 650 shares of Series B Preferred Stock automatically converted into 1,300,000 shares of common stock and the 8,333 shares of Series D Preferred Stock automatically converted into 1,666,658 shares of common stock. The effect of the Reverse Split and of the conversion of all classes of preferred stock into common shares of the Company has been retroactively applied to the financing transactions.

Pursuant to a registration rights agreement entered into on February 28, 2007, the Company is required to file a registration statement with the SEC to register the common stock issued in connection with the conversion of the Series D Preferred Stock. The Company is subject to payment of liquidated damages of one percent of the Series D aggregate purchase price if the registration statement is not filed within 75 days of the Series D financing, which closed on March 6, 2007, the date the Company received the cash proceeds of the Series D financing. The Company is subject to a further one percent liquidated damages payment for each 30-day period in which the registration statement has not been filed, up to a maximum of 12% of the Series D aggregate purchase price. The Company filed a registration statement on Form SB-2 on May 16, 2007, to register the common stock issued in connection with the conversion of the Series D Preferred Stock along with certain other shares of common stock. Subsequently, on July 20, 2007, the Company filed Amendment No. 1 to Form SB-2 in response to comments received from the SEC on its original filing.

On June 15, 2007, pursuant to the terms of the IVG Note, IVG sent notice to the Company asking for the IVG Note to be converted into shares of the Company’s common stock at a conversion price of $3.44, which was the fair market value of the Company’s common stock at the time of the issuance of the IVG Note. Based on the $580,000 principal value of the IVG Note as of that date and approximately $14,000 of accrued interest payable under the IVG Note, the Company issued 172,572 shares of its common stock to IVG and cancelled the IVG Note. In accordance with SFAS 84, “Induced Conversions of Convertible Debt (An Amendment of APB Opinion No. 26),” the Company has not recognized a gain or loss upon the conversion of the IVG Note because the conversion was pursuant to original conversion terms, such that the debt was extinguished in exchange for equity pursuant to a preexisting contract that was already recognized in the Company’s financial statements.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

Note 9 - Stock Based Compensation

2005 Plan

In 2005, the Company established the Stock Incentive Plan, (the “2005 Plan”), for eligible employees and other directors and consultants. Under the 2005 Plan, officers, employees and non-employees may be granted options to purchase the Company’s common stock at no less than 100% of the market price at the date the option is granted. Since the Company’s stock was not publicly traded, the market price at the date of grant was historically determined by third party valuation. Incentive stock options granted to date typically vest at the rate of 33% on the anniversary of the vesting commencement date, and 1/24th of the remaining shares on the last day of each month thereafter until fully vested. The options expire ten years from the date of grant subject to cancellation upon termination of employment or in the event of certain transactions, such as a merger of the Company. The options granted under the 2005 Plan were assumed by MPLC in the Exchange and, at that time of the Exchange, the MPLC’s board of directors adopted a resolution to not grant any further equity awards under the 2005 Plan.

2007 Plan

On February 16, 2007, the Company’s board of directors approved our 2007 Stock Incentive Plan (the “2007 Plan”). On March 15, 2007, the Company received, by written consent of holders of a majority of all classes of its common and preferred stock and the consent of the holders of a majority of the Company’s common stock and preferred stock voting together and as a single class, approval of the 2007 Plan. Under the 2007 Plan, officers, employees and non-employees may be granted options to purchase the Company’s common stock at no less than 100% of the market price at the date the option is granted. Incentive stock options granted under the 2007 Plan typically vest at the rate of 33% on the anniversary of the vesting commencement date, and 1/24th of the remaining shares on the last day of each month thereafter until fully vested. The options expire ten years from the date of grant subject to cancellation upon termination of employment or in the event of certain transactions, such as a merger of the Company.

Option Valuation

To value awards granted, the Company uses the Black-Scholes option pricing model. The Company determines the assumptions in this pricing model at the grant date. For options granted prior to January 1, 2006, the Company used the minimum value method for volatility, as permitted by SFAS No. 123, resulting in 0% volatility. For options granted or modified after January 1, 2006, the Company bases expected volatility on the historical volatility of a peer group of publicly traded entities. The Company has limited history with its stock option grants, during which time there has been limited stock option exercise and forfeiture activity on which to base expected maturity. Management estimates that on average, options will be outstanding for approximately 7 years. The Company bases the risk-free rate for the expected term of the option on the U.S. Treasury Constant Maturity rate as of the grant date.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

The Company did not make any option awards during the quarter ended June 30, 2007. The fair value of each option award during the six months ended June 30, 2007 was estimated on the date of grant using a Black-Scholes valuation model that used the assumptions noted in the following table:

February 2007
(Grant)
Stock price	$6.00
Strike Price	$6.00
Maturity	7 years
Risk free interest rate	5%
Volatility	86%
Fair market value per share	$4.72
Forfeiture rate	5%

As part of Scott Walker’s 2007 employment agreement, Mr. Walker received an option to purchase 37,500 shares of the Company’s common stock at an exercise price per share of $6.60 (on a post Reverse-Split basis) and a five year term, however, all options to purchase equity securities of New Motion, Inc. which were previously granted to Mr. Walker were cancelled pursuant to the terms of the Employment Agreement. The fair value of the option granted to Scott Walker was estimated on the date of grant using a Black-Scholes valuation model that used the assumptions noted above, except that the strike price was $6.60.

The Company determines stock option forfeiture rates based on the historical trends of its employees.

Stock Options

Stock option activity under the 2005 Plan and 2007 Plan was as follows (amounts presented on a post-Reverse Split basis):

		Weighted-	Estimated
		Average	Aggregate
	Number of	Exercise	Intrinsic
	Shares	Price	Value
Outstanding at January 1, 2007	1,349,594	$0.51	$892,000
Granted	443,700	$6.05
Forfeited or cancelled	(585,453)	$0.53
Outstanding at June 30, 2007	1,207,841	$2.54	$16,016,000
Vested or expected to vest at June 30, 2007	605,450	$0.78	$9,093,859
Exercisable at June 30, 2007	605,450	$0.78	$9,093,859

For the six months ended June 30 2007, there was no stock option activity outside of the 2005 Plan and 2007 Plan.

For the three- and six months ended June 30, 2007, $194,000 and $278,000, respectively ($194,000 and $278,000, respectively after tax) of compensation relating to options was recorded. No stock-based compensation costs were capitalized as part of the cost of an asset for any of the periods presented. Additionally, SFAS No. 123(R) requires that the tax benefit from the tax deduction related to share-based compensation that is in excess of recognized compensation costs be reported as a financing cash flow rather than an operating cash flow. Prior to January 1, 2006, the Company would have reported the entire tax benefit related to the exercise of stock options as an operating cash flow if options had been exercised. There was no tax benefit from option exercises for the three- and six-month periods ended June 30, 2007.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

The following table summarizes information concerning currently outstanding and exercisable stock options as of June 30, 2007:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
2005 Plan:
$0.48	756,877	8.5	$0.48	572,117	$0.48
$2.34	7,624	9.1	$2.34	-	$2.34

2007 Plan:
$6.00	406,200	9.6	$6.00	33,333	$6.00
$6.60	37,500	4.6	$6.60	-	$6.60

Outside of Plans:
$2.34	363,184	9.2	$2.34	-	$2.34

Warrants

To value warrants granted, the Company uses the Black-Scholes option pricing model. The Company determines the assumptions in this pricing model at the grant date. For warrants granted or modified after January 1, 2006, the Company bases expected volatility on the historical volatility of a peer group of publicly traded entities. The Company bases the risk-free rate for the expected term of the option on the U.S. Treasury Constant Maturity rate as of the grant date.

The fair value of each warrant issued during the period ended June 30, 2007 was estimated on the date of grant using a Black-Scholes valuation model that used the following assumptions:

	January 2007 Walker and SGE Warrants	February 2007 SMH Warrants
	(Grant)	(Grant)
Stock price	$3.44	$6.00
Strike Price	$3.44	$5.50
Maturity	5 years	5 years
Risk free interest rate	5%	5%
Volatility	86%	86%
Fair market value per share	$2.42	$4.31

The warrants issued during the six months ended June 30 2007 are fully vested and exercisable on the date of grant.

In 2006, the Company issued Secured Convertible Notes to Scott Walker and SGE, a corporation owned by Allan Legator, the Company’s Chief Financial Officer. These Secured Convertible Notes were repaid in full with interest in September 2006. Pursuant to the terms of the Secured Convertible Notes, on January 26, 2007, Scott Walker was granted a right to receive a warrant to purchase, on a post-Reverse Split basis, 14,384 shares of common stock at an exercise price of $3.44 per share and SGE was granted a right to receive a warrant to purchase, on a post-Reverse Split basis, 9,153 shares of common stock at an exercise price of $3.44 per share. The per share fair market value of the Company’s common stock on January 26, 2007 was $3.44. The warrants issued to Scott Walker and SGE are freestanding instruments and exercise of the warrants requires a physical or net share settlement. Thus, in accordance with Emerging Issues Task Force EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the warrants have been classified in stockholders’ equity and the Company recorded $57,000 of expense related to the issuance of the warrants to Scott Walker and SGE on January 26, 2007.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

In connection with the Series A, B and D Preferred Stock financings, Sanders Morris Harris, Inc. acted as placement agent. For its services, the Company paid Sanders Morris Harris a cash fee equal to 7.5% of the gross proceeds from the financing and five year warrants to purchase 290,909 shares of common stock at an average exercise price of $5.50 per share (post-Reverse Split), which was equivalent to the average per share valuation of the Company for the Series A, B and D Preferred Stock financings. The warrants issued to Sanders Morris Harris are freestanding instruments and exercise of the warrants requires a physical or net share settlement. In addition, the warrants were issued as a fee for Sanders Morris Harris’ services as placement agent in connection with the Series A, B and D financings. Thus, in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and Emerging Issues Task Force EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the Company recorded the issuance of the Sanders Morris Harris warrants based on the value of the warrants established by the Black-Scholes option pricing model and credited additional paid in capital in the amount of $1,253,000 with a corresponding offset to the net proceeds from issuance of Preferred Stock.

The following table summarizes information concerning currently outstanding and exercisable common stock warrants as of June 30, 2007:

Range of Exercise Prices	Warrants Outstanding	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price

$3.44	16,200	4.6	$3.44	16,200	$3.44
$5.50	290,909	4.7	$5.50	290,909	$5.50

Note 10 - Commitments and Contingencies

In the normal course of business, the Company has been involved in various disputes, which are routine and incidental to the business. In the opinion of management the results of such disputes will not have a significant adverse effect on the financial position or the results of operations of the Company.

Note 11- Subsequent Events

Chief Operating OfficerEmployment Agreement

On August 20, 2007, the Company entered into an employment agreement with a new Chief Operating Officer (the “Employment Agreement”). The Employment Agreement has a term of two years which term may be extended through December 31, 2009. The Employment Agreement provides for an annual base salary of $300,000 with a guaranteed increase of at least 5% after each 12-month period during the term. The Employment Agreement also provides that the new Chief Operating Officer will be eligible to participate in a management incentive program pursuant to which we will set aside a discretionary amount based on our earnings before interest and taxes for payment to executives. The target bonus for the fiscal years ending December 31, 2007 and 2008 will be no less than 15% of the fund. As a percentage of the fund, this target will increase at no less than 5% per year so long as the new Chief Operating Officer remains employed by us. As an inducement, the Company will grant 75,000 shares of restricted common stock pursuant to the 2007 Stock Incentive Plan. The restricted stock will fully vest upon a change of control or upon termination of employment other than for cause. The Chief Operating Officer is also entitled to receive an allowance of $700 per month for costs associated with the lease or purchase, maintenance and insurance of an automobile, and an additional allowance of $300 per month for costs associated with the use of cellular equipment and mobile communication service or subscription fees. Upon the termination of employment with us for good reason or without cause, the new Chief Operating Officer is entitled to receive the base salary that would have been paid from the date of termination of service through the expiration of the Employment Agreement, continued healthcare coverage for the same period, and a pro-rated portion of any bonus that would have been earned during the fiscal year in which their employment terminated. The new Chief Operating Officer has agreed not to solicit our customers, suppliers, employees or licensors for a period of two years after the termination of their employment with us. The Employment Agreement also provides for the arbitration of disputes.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

Merger with Traffix

On September 26, 2007, the Company executed a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Traffix, Inc., a Delaware corporation (“Traffix”), and NM Merger Sub, a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into Traffix, the separate existence of Merger Sub shall cease, and Traffix shall continue as the surviving corporation in the merger, thus becoming a wholly-owned subsidiary of the Company (the “Merger”). Traffix, Inc. is a premier interactive media company that develops its own content and builds Internet and mobile communities tailored to consumers specific interests and lifestyles. Traffix’s full solution marketing services delivers media, analytics and results to third parties through its four business groups: Traffix Performance Marketing, which offers marketers brand and distribution solutions via Traffix’s proprietary ad-serving optimization technology, SendTraffic, a performance focused, search engine marketing firm, Hot Rocket Marketing, an online direct-response media firm leveraging a vast online inventory across sites, networks, search engines and email, and mxFocus, a developer and distributor of content and services for mobile phones and devices.

At the effective time of the Merger, the stockholders of Traffix will receive shares of the Company’s common stock in exchange for all of the outstanding shares of Traffix’s common stock. As a result of the Merger, each outstanding share of Traffix’s common stock will be converted into the right to receive approximately 0.683 of a share of the Company’s common stock based on Traffix’s capitalization as of September 24, 2007. In the aggregate, on a fully diluted basis, the Company will issue 11,917,520 shares of its common stock (the “Merger Consideration”). The exchange ratio and the aggregate number of shares are subject to adjustment as provided in the Merger Agreement if certain contingent matters are not resolved in accordance with the requirements and conditions referenced in the Merger Agreement. Under the terms of the Merger Agreement, each outstanding stock option to purchase shares of Traffix common stock will convert into and become an option to purchase common stock of the Company upon the same terms and conditions as the outstanding options, except that the number of shares for which the new option may be exercised and the exercise price of the new option will be adjusted consistent with the applicable exchange ratio in the Merger. It is the intent of the parties that the aggregate Merger Consideration, together with the shares of the Company’s common stock to be issued to holders of Traffix options upon their exercise, at the effective time of the Merger, will constitute approximately 45% of the shares of the Company’s capital stock outstanding immediately after the Merger on a fully diluted basis, assuming the exercise of all of the Company’s outstanding options and warrants and settlement of certain contingent matters described in the Merger Agreement.

Upon consummation of the merger, the transaction will be accounted for as an acquisition of Traffix by the Company under the purchase method of accounting of U.S. generally accepted accounting principles and as promulgated by Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Applicable income tax effects arising from these fair value adjustments on the assets of the acquired company will be included as a component of the combined company’s deferred tax asset or liability. Financial statements of the Company issued after the merger will reflect only the operations of Traffix after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Traffix.

New Motion, Inc.
Notes to Condensed Consolidated Financial Statements

The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of Traffix’s assets and liabilities by a qualified and independent third party. In accordance with EITF 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination,” the fair value of the total consideration of $168,931,000 was determined by multiplying the number of shares to be issued, or 11,917,520 times $14.18, which is an average of the Company’s closing share prices beginning two days before and ending two days after September 26, 2007, the day before the acquisition was announced.

Jingle Networks Advertising Agreement

On October 30, 2007 (the “Effective Date”), the Company entered into an Amended and Restated Advertising Agreement (“the Agreement”) with Jingle Networks, Inc. (“Jingle”). Jingle operates a free to consumer directory assistance telephone service called “Free411” and a number of informational websites, including www.free411.com. Under the terms of the agreement, Jingle will provide telephone advertising services and analysis and will provide the Company 90 million up-front advertisement impressions on the Free411 service at the rate of 7.5 million impressions per month for 12 months (the “Initial Period”). New Motion may terminate the Agreement, by 30-day written notice, if Jingle does not deliver 7.5 million impressions per month up to 90 million impressions in aggregate. The Company may also terminate the Agreement if the average response rate (“Response Rate”) is less than 7.5% over any consecutive two week period, after giving Jingle a 30-day period to remedy the Response Rate to above 7.5%. The Company also has a first right of refusal to purchase available additional impressions in excess of the 7.5 million per month. The Agreement provides for either party to terminate the Agreement by 30-day written notice in the event of the other party’s default or breach of any of its obligations under the Agreement. The Agreement is to be in effect for the Initial Period, and will automatically renew for additional 30-day periods unless otherwise terminated. The Company is to pay Jingle $0.02 per impression and is to provide a $900,000 fully refundable advance pre-payment upon the Effective Date, which payment was made on November 1, 2007. The Company is to make a subsequent fully refundable advance prepayment of $450,000 on January 16, 2008, plus pay any additional amounts due in excess of the 7.5 million monthly impression minimum. The Company is also to make another final fully refundable advance prepayment of $450,000 on April 16, 2008, plus any additional amounts due in excess of the 7.5 million monthly impression minimum. According to the terms of the Agreement, any and all payments advanced and pre-paid by the Company are fully refundable, and any amounts not utilized to purchase or acquire impressions prior to termination share be returned and repaid to the Company.